WELLS FARGO

October 30, 2014

Wells Gardner Electronics Corporation
American Gaming & Electronics, Inc.
9500 W. 55th Street, Suite A
McCook, Illinois 60525

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Credit and Security Agreement dated as of August 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "**Existing Loan Agreement**"), by and between Wells Gardner Electronics Corporation, American Gaming & Electronics, Inc. ("**Borrowers**"), and Wells Fargo Bank, National Association (the "**Lender**"), and (ii) all other credit facility agreements, documents and instruments executed and delivered pursuant to the Existing Loan Agreement or in connection therewith (together with the Existing Loan Agreement, the "**Existing Loan Documents**"). All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Existing Loan Agreement.

The Borrower has advised the Lender that it will be repaying in full all of the indebtedness and other obligations of the Borrowers to the Lender under the Existing Loan Documents, other than (i) the contingent indemnification obligations and expense reimbursement obligations of the Borrower, not yet due or payable, under indemnification and expense reimbursement provisions of the Existing Loan Documents, which by their express terms survive repayment of the Obligations and termination of the Existing Loan Documents (and, by their execution hereof, Borrowers hereby acknowledge, confirm and reaffirm such survival), (ii) the obligations of the Borrowers hereunder, and (iii) interest (at the interest rate provided for in the Existing Loan Agreement) upon all amounts owed to the Lender in respect of the Continuing Obligations, which interest shall accrue from the date on which each such amount is due under the terms of the Existing Loan Documents as in effect immediately prior to the Repayment Effective Date (defined below), until the Lender has received full and final payment thereof in immediately available funds (collectively, the "**Continuing Obligations**").

As of October 30, 2014 (the "**Repayment Date**"), Lender is not aware of any defaults under the Existing Loan Agreement, and except for the Continuing Obligations, the indebtedness and other obligations of the Borrowers to the Lender under the Existing Loan Agreement and the other Existing Loan Documents, including all accrued interest, fees and expenses, if any, payable with respect thereto, is $ $21,847.29 (the "**Loan Repayment Amount**"), as set forth on Exhibit A hereto. If the Lender does not receive funds in an amount sufficient to repay the Loan Repayment Amount in full by 1:00 p.m., Chicago time, on the Repayment Date and assuming (i) no additional borrowings under

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the Existing Loan Agreement or any other Existing Loan Documents and (ii) no change in interest rates, the per diem increase in the interest payable on the Loans is $ 0.42 (the "**Per Diem Amount**"). The Loan Repayment Amount includes reserves for legal fees and expenses and cash management fees not ascertained or ascertainable at the Payoff Deadline. Not later than sixty (60) days after the Repayment Effective Date, the Lender shall remit to the Borrowers the amount, if any, of the remaining legal and cash management reserves after deduction of all fees and costs incurred by the Lender not ascertainable as of the Repayment Date.

Notwithstanding anything in this letter agreement to the contrary, if the Repayment Effective Date (defined below) has not occurred by 1:00 p.m., Chicago time, on October 31, 2014 (the "**Repayment Deadline**"), this letter shall automatically be deemed null and void *ab initio* and shall not be binding on the Lender, and the Borrowers shall not be entitled to rely hereon. "**Repayment Effective Date**" shall mean the date upon which the following has occurred: (i) the receipt by the Lender of payment in full in immediately available funds of the Loan Repayment Amount and, the Per Diem Amount, if any and (ii) the Borrowers' execution and delivery to the Lender of a copy of this letter agreement.

Payment of the Loan Repayment Amount and the Per Diem Amount, if any, should be made to the Lender by wire transfer of United States dollars in immediately available funds in accordance with the following instructions:

Wells Fargo Bank, National Association
420 Montgomery Street
San Francisco, CA
ABA # 121-000-248
Swift Code #: WFBIUS6
Account #4124923723
Ref: Wells Gardner Electronics

In consideration of the Lender's receipt of the Loan Repayment Amount and, the Per Diem Amount, if any, as provided herein above, and the other agreements, acknowledgements and covenants of the Borrower contained herein, the Lender hereby acknowledges and agrees that, upon (i) the Lender's receipt of the Loan Repayment Amount and, the Per Diem Amount, if any, in immediately available funds prior to the Repayment Deadline and (ii) the satisfaction of the other conditions precedent to the occurrence of the Repayment Effective Date:

1. The Obligations then owing by the Borrowers to the Lender will be satisfied, other than the Continuing Obligations;

2. The Existing Loan Agreement and all documents, agreements and instruments giving rise to such Obligations shall be terminated, except to the extent provisions therein survive termination by their terms;

3. The Lender's liens on the properties of the Borrowers securing such Obligations shall be of no further force or effect; and

4. The Borrowers and their designees shall be authorized, at the sole expense of the Borrowers, to file releases and termination statements of all personal property financing statements filed by the Lender showing a Borrower as debtor and the Lender as secured party. Upon the Borrowers' reasonable request from time to time and at the sole expense of the Borrowers, the Lender will execute and deliver such additional lien releases as may be necessary to effectively terminate any and all the Lender's liens properties of the Borrowers on any public record.

Notwithstanding anything to the contrary in this letter, Borrowers have requested, and Lender hereby agrees, that Lender will continue to offer Borrowers, on an interim basis only, depository account services ("Deposit Accounts") and treasury management products ("Treasury Management Products") pursuant to the terms of any agreements for banking services that are currently in existence between Lender and Borrowers.

Borrowers further agree that Lender has no obligation to consider requests for overdraft advances with respect to the Deposit Accounts, and that checks, instruments, and payment orders drawn thereon will be honored only to the extent that sufficient available funds are deposited therein at the time that any such checks, instruments, and payment orders are presented for payment. In addition to and not in limitation of any and all rights of offset that Lender may have under applicable law, Lender has a security interest in all Deposits Accounts that Borrowers maintain with Lender and any monies or cash in Lender's possession, and may apply same to the payment of all indebtedness, as well as any unpaid fees, costs or expenses owing by Borrowers to Lender.

Notwithstanding anything to the contrary in this letter, Lender also reserves all of its rights with respect to any checks, instruments, and payment orders received by it in connection with the Deposit Accounts. Borrowers acknowledge and agree that Lender may not have yet received full and final credit for all checks, instruments, and payment orders deposited by us for collection, which may nevertheless have been credited to Borrowers in the computation of the Payoff Amount. Borrowers agree to promptly indemnify and hold Lender harmless for and from any losses arising from Lender's failure or inability to collect the full face amount of any such checks, instruments, and payment orders payable to Borrowers, including without limitation, all usual bank charges and direct costs and expenses relating to same which have been credited to any of Borrowers' credit facilities under the Existing Loan Agreement or to Borrowers' deposit accounts.

It is understood and agreed that Lender's cancellation and termination of the Existing Loan Agreement and the liens of Lender in the Collateral of Borrowers are being undertaken in consideration of and in reliance upon the agreement of Borrowers to indemnify Lender as provided in this letter.

WELLS FARGO

The Borrowers acknowledge and agree that the Loan Repayment Amount and, the Per Diem Amount, if any are due and owing pursuant to the Existing Loan Documents. If, for any reason, any of the Loan Repayment Amount and, the Per Diem Amount, if any or any other amounts applied by the Lender to payment of the Obligations is voided or rescinded or must otherwise be returned by the Lender as a result of the either Borrower's insolvency, bankruptcy or otherwise, the Borrowers acknowledge and agree that the Existing Loan Documents, and the Borrowers' obligations and liabilities thereunder, shall be reinstated to that extent.

By execution of this letter agreement, the Borrowers acknowledge and confirm that they do not have any offsets, defenses, recoupments, claims or counterclaims against the Lender or any of the Lender's direct or indirect parents, divisions, subsidiaries, affiliates, members, managers, participants, predecessors, successors or assigns, or any of their respective current and former directors, officers, shareholders, members, managers, partners, agents, attorneys or employees, or any of their respective predecessors, successors, heirs or assigns, whether past, present or future (collectively with the Lender, the "Lender Parties"), whether asserted or unasserted. In consideration of the foregoing, by their execution of the acknowledgment and agreement hereto, effective upon release by Lender of its liens on and security interests in the property and assets of the Borrowers, and the termination of the Existing Loan Agreement and the other Existing Loan Documents, in each case pursuant to the terms hereof, Borrowers, intending to be legally bound, hereby voluntarily, intentionally and knowingly release and forever waive and discharge the Lender and the other Lender Parties from all possible claims, counterclaims, crossclaims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, matured or unmatured, anticipated or unanticipated, suspected or unsuspected, vested, fixed, contingent or conditional, at law or in equity that the Borrowers may now or hereafter have against any of the Lender Parties upon or by reason of any matter, cause, causes or thing whatsoever (individually and collectively, "Claims"), irrespective of whether any such Claims arise out of contract, tort, violation of law or regulations, or otherwise. The Borrowers waive all defenses with respect to the enforcement by any Lender Party of the provisions of the release set forth herein.

Borrowers represent and warrant that (i) they are represented by legal counsel of its choice, is fully aware of the terms and contained in this letter agreement and have voluntarily and without coercion or duress of any kind entered into this letter agreement and documents executed in connection with this letter agreement or (ii) they have knowingly and intentionally waived their right to have legal counsel of its choice review and represent them with respect to the negotiation and preparation of this letter agreement.

This letter agreement may be executed or otherwise authenticated in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed or otherwise authenticated and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any such counterpart which may be delivered by facsimile, email or similar electronic transmission shall be deemed the equivalent of an originally signed

WELLS FARGO

counterpart and shall be fully admissible in any enforcement proceedings regarding this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the internal laws and decisions of the State of Illinois. THE PARTIES TO THIS LETTER AGREEMENT WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER DIRECTLY OR INDIRECTLY RELATING HERETO OR TO ANY OTHER LOAN DOCUMENT.

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101697945_2

WELLS FARGO

IN WITNESS WHEREOF, each of the undersigned has executed this letter agreement as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By: [signature]
Name: Keith Contole
Title: Vice President

ACKNOWLEDGED AND AGREED
As of October 30, 2014

BORROWERS:

WELLS GARDNER ELECTRONICS CORPORATION

By: [signature]
Name: Renee Zimmerman
Title: Senior VP + CFO

AMERICAN GAMING & ELECTRONICS, INC.

By: [signature]
Name: Renee Zimmerman
Title: Senior VP + CFO

Together we'll go far

WELLS FARGO

EXHIBIT A

LOAN REPAYMENT AMOUNT

Principal on Revolving Loans:	$ 5,088.32
Interest on Revolving Loans:	$ 5.74
Unused Facility Fee:	$ 1,403.23
ACH Wire Fee:	$ 350.00
Principal on Term Loan:	$ 0.00
Interest on Term Loans:	$ 0.00

Legal Reserve and Cash Management Fee Reserve: $15,000.00

Total Repayment Amount:	$ $21,847.29
Per Diem:	$ 0.42